VYSTAR CORPORATION 8-K

Exhibit 99.1

Vystar Acquires Fluid Energy Conversion Technology Assets, Expands Reach Into New Vertical Markets

•	Vystar plans to apply Fluid Energy Conversion (FEC) technology to increase pathogen killing efficiency, reduce size and cost of Vystar’s RxAir air purifiers.
•	FEC technology expected to be used to negate viruses and bacteria using sound energy in a highly proprietary manner.
•	Vystar plans to apply FEC technology to vape pens to improve substance delivery and control dosage.
•	Fluid Energy Conversion technology offers numerous eco-friendly product initiatives already in development in metering, energy, water purification, and medical uses.

WORCESTER, Mass., May 28, 2019 (GLOBE NEWSWIRE) -- Vystar Corp. (OTC Market: VYST), the creator of Vytex deproteinized natural rubber latex and developer of environmentally friendly technologies and products, announced today that its Board of Directors has ratified a definitive agreement (the Transaction) to acquire Fluid Energy Conversion, Inc. (FEC). FEC is a global green energy company whose patented and proprietary technologies harness sound energy in unique ways to destroy bacteria and viruses, improve water processing and irrigation, and enhance chemical reactions.

Under the terms of the agreement, Vystar will acquire 100% of assets of Fluid Energy Conversion Inc., primarily consisting of its patent on the Hughes Reactor, for $100,000 in restricted common stock (2,500,000 Shares) of Vystar. All stock will be restricted and subject to a lock-up. The Vystar board of directors has unanimously approved the Transaction, which was previously approved by majority shareholder consent.

“Fluid Energy Conversion has multiple R&D initiatives relating to environmentally friendly product development and distribution that has the potential to revolutionize multiple industries and substantially improve our RxAir air purification systems which we anticipate will catapult it to lead the competition,” stated Steve Rotman, CEO of Vystar. “Vystar anticipates testing of the prototype in the current quarter for Adapting Fluid Energy Conversion technology to enhance the effectiveness of the RxAir purification system to destroy airborne pathogens while decreasing the cost and size of Vystar’s RxAir units.  The use of this patented technology is expected be a major differentiator of RxAir from the competition and is anticipated to be virtually impossible to emulate due to the patented IP.”

Rotman added, “In addition, Vystar intends to pursue completion of applications and product trials already underway for the FEC technology in multiple industries. We believe this has the potential to add new revenue streams and further diversify our product offering of eco-friendly solutions.”

Bryan Stone, CEO of Fluid Energy Conversion, noted, “We have married the science of sound energy, called sono-chemistry, with molecular fluid mechanics for the development of applications to more effectively kill pathogens, improve combustion efficiency, overcome the issues of hardwater mineral build up, and enhance vaporization of liquids. FEC’s science and technology has been proven in multiple studies with major corporations. Currently, FEC technology R&D is underway on the following initiatives:

•	a vape pen for more effective delivery of vaporized substances inclusive of controlling dosage, a major differentiator. According to Research and Markets, the Global E-Cigarette and Vaporizer Market is poised to grow to approximately $61.4 billion by 2025.
•	a water filtration enhancement device in prototype stage to improve dialysis efficiency for those affected by renal failure.
•	prototype stage with Vystar to be incorporated into the RxAir air purification kill chamber to more effectively destroy airborne pathogens.

Fluid Energy Conversion’s technology

Nathanial Hughes, FEC’s founder and chief scientist,  pushed the envelope of fluidics and boundary layer science to develop FEC’s technology that exhibits remarkable control of molecular interactions creating an ability to control, enhance, and focus energy in flowing liquids and gases.  This conversion process can both "energize" the flow material and convert what is normal "waste energy" into usable energy.
Bryan Stone, M.D., who, in addition to being CEO of FEC, currently serves as medical director for DaVita Healthcare and owner of Desert Nephrology Medical Group, has now taken the lead to complete Mr. Hughes’ work of commercializing the Hughes Reactor in the following sectors:

•	Flow Metering
•	Air processing to neutralize bacteria and viruses
•	Hard water abatement
•	Vape pen applications
•	Water processing

About Vystar Corporation:

Based in Worcester, Mass., Vystar® Corp. (OTC Pink: VYST) is a holding company for eco-friendly solutions for complex environmental challenges and the exclusive creator of Vytex Natural Rubber Latex (NRL), a multi-patented, all-natural, raw material that contains significantly reduced levels of the proteins found in natural rubber latex and can be used in over 40,000 products, and the owner of RxAir UV light air purification products. Vytex NRL is a 100% renewable resource, environmentally safe, "green" and fully biodegradable. Vystar is working with manufacturers across a broad range of consumer and medical products bringing Vytex NRL to market in adhesives, gloves, balloons, condoms, other medical devices and natural rubber latex foam mattresses, toppers, and pillows. For more information, visit www.vytex.com. Follow us on twitter: @VystarCompany.

Contacts:

Media: Julie Shepherd, Accentuate PR, 847 275 3643, Julie@accentuatepr.com

Investors: Steven Rotman, Vystar CEO, 508-791-9114, @vytex.com

Forward-looking Statements: Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of VYST officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future VYST actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and VYST has no specific intention to